Exhibit 99.1

ZYNGA ACQUIRES LEADING GLOBAL MOBILE GAME DEVELOPER GRAM GAMES;

TEAM BEHIND HIT TITLES MERGE DRAGONS! AND 1010!

SAN FRANCISCO, May 30, 2018 – Zynga Inc. (Nasdaq: ZNGA), a leading social game developer, today announced it has acquired privately-held mobile game developer Gram Games for $250 million in cash and a three-year earn out based on the team’s achievement of profitability goals that align with Zynga’s long-term growth plans. This acquisition brings to Zynga a talented team with a proven track record of developing highly engaging mobile games across multiple genres played by millions of people daily. Zynga expects its acquisition of Gram Games will be an additional catalyst to its growth and delivery of its long-term profitability targets.

Founded in 2012, Gram Games is an innovative mobile game developer with studios in London and Istanbul. Its talented team of 77 employees is focused on delivering high quality, deeply engaging entertainment experiences in the hyper-Casual and Puzzle genres. Their mobile games include nine titles that have collectively been downloaded more than 170 million times by players around the world. Gram Games’ live game portfolio is anchored by their hit game Merge Dragons! – which launched less than a year ago and broke into the Top 50 Grossing Game charts in the U.S. Apple App Store. The team also has the popular puzzle game 1010!, in addition to several other hyper-Casual games. The acquisition of Gram Games grows Zynga’s audience by 3 million mobile daily active users (DAU), and also expands Zynga’s new game pipeline by adding several exciting Gram Games titles in development for 2019 and beyond.

“We’ve been impressed by the unique culture that Gram Games has created as well as their innovative approach to game making,” said Frank Gibeau, Zynga CEO. “By acquiring Gram Games, we’re expanding our portfolio of live game franchises, while also adding a number of exciting new starts to our pipeline of future games. In particular, we’re huge fans of Merge Dragons! and believe it has the potential to be a new forever franchise for Zynga.”

“We are proud to join Zynga and combine Gram Games’ unique culture, talented team and hit games with Zynga’s world-class organization,” said Mehmet Ecevit, Gram Games CEO. “We believe deeply in Zynga’s mission to connect the world through games and are excited to work with Frank and the rest of the Zynga team on our next phase of growth.”

“Gram Games helped define the hyper-Casual genre with games like 1010! and Six!, and we continued to grow our footprint with Merge Dragons!,” said Kaan Karamanci, Co-founder of Gram Games. “We look forward to marrying our unique approach to game making with Zynga’s live services expertise to grow our games and continue to delight millions of players around the world.”

The acquisition of Gram Games aligns with Zynga’s strategic priorities to grow its live services, create new forever franchises and build out its capabilities on emerging platforms. Looking ahead, Zynga will apply its live services expertise to grow the Gram Games portfolio through innovative bold beats that deepen engagement with existing and new players. Zynga also expects to bring its Studio Operations and Publishing organization expertise to Gram Games, with a focus on achieving greater levels of success and scale through improved user acquisition, advertising, network support and platform partner relations.

Q2 Guidance Update

Following the close of this acquisition on May 25, 2018, Zynga has commenced recognition of Gram Games’ financial performance in its consolidated results. Accordingly, Zynga is upgrading its Q2 guidance to reflect this incremental contribution from Gram Games.

Some additional context on Zynga’s updated guidance is as follows:

•	Zynga remains on track to deliver results, excluding the contribution from Gram Games, in line with its original Q2 guidance as communicated during Zynga’s Q1 2018 earnings call.
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For GAAP purposes, Zynga does not expect any significant revenue impact from Gram Games, as the expected bookings generated in Q2 of $10 million will be accounted for as an increase in deferred revenue and recognized as revenue in future quarters.

•	Zynga expects a reduction to its Adjusted EBITDA of $8 million, as a result of the $10 million increase in deferred revenue partially offset by $2 million of expected operating contribution.
•	Excluding the impact of deferred revenue, Zynga expects Gram Games to deliver margins in Q2 that meet their near-term margin goals.

A summary walk of Zynga’s updated Q2 guidance is as follows:

(in thousands, except per share data) Original Q2'18 Guidance Gram Games Updated Q2'18 Guidance GAAP Revenue $208,000 $0 $208,000 (B) Net increase in deferred revenue $(10,000) $(10,000) $(20,000) Net (loss) income $1,000 $(16,000) $(15,000) Diluted share count(1) 900,000 (25,000) 875,000 Diluted net (loss) income per share $0.00 $(0.02) $(0.02) Non-GAAP Bookings $218,000 $10,000 $228,000 (A) Adjusted EBITDA $27,000 $(8,000) $19,000 Management Reporting = (A) - (B) Footnotes: (1) The decrease in diluted share count is due to our net earnings shifting to a loss position. This results in certain anti-dilutive shares being excluded from the calculation of EPS.

About Zynga Inc.
Since its founding in 2007, Zynga's mission has been to connect the world through games. To-date, more than 1 billion people have played Zynga's games across Web and mobile, including FarmVille, Zynga Poker, Words With Friends, Hit it Rich! Slots and CSR Racing. Zynga's games are available on a number of global platforms including Apple iOS, Google Android, Facebook and Zynga.com. The company is headquartered in San Francisco, Calif., and has additional offices in the U.S., Canada, U.K., Ireland, India, Turkey and Finland. Learn more about Zynga at https://www.zynga.com/blog or follow us on Twitter and Facebook.

About Gram Games

Gram Games is a mobile game development studio, committed to delivering high quality social games that create real bonds through play. Founded in 2012 with studios in London and Istanbul, Gram Games has built a team of industry professionals focused on creating engaging games for mobile platforms. The company has been backed by Hummingbird Ventures since its founding. For more information, visit www.gram.gs.

Press Contacts

Kelly Pakula
kpakula@zynga.com

Forward Looking Statement

This release contains forward-looking statements, including those statements relating to our outlook for the second quarter under the heading "Q2 Guidance Update" and statements relating to, among other things: our ability to successfully integrate Gram Games’ operations with our own and achieve the intended benefits of the acquisition; our belief that Gram Games will be an additional catalyst for growth; our expectations in the future operations and profitability of the Gram Games business unit, including our belief that Merge Dragons! has the potential to be a forever franchise for Zynga; our ability to successfully launch new games and enhance existing games; the success of new product and feature launches and other special events; and our ability to achieve financial projections, including revenue, bookings, income and margin goals.

Forward-looking statements often include words such as “guidance,” "outlook," "projected," "intends," "will," "anticipate," "believe," "target," "expect," and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. Although we are updating our previously given guidance, we assume no obligation to further update such statements. More information about factors that could affect our operating results are described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC's web site at www.sec.gov.

Non-GAAP Financial Measures

We have provided in this release certain non-GAAP financial measures to supplement our consolidated financial statements prepared in accordance with U.S. GAAP (our “GAAP financial statements”). Management uses non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. Our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The presentation of our non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, our GAAP financial statements. We believe that both management and investors benefit from referring to our non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe our non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial measures we use in making operating decisions and because our investors and analysts use them to help assess the health of our business.

We have provided reconciliations of our non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures in the following tables. Because of the following limitations of our non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this release with our GAAP financial statements.

Key limitations of our non-GAAP financial measures include:

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Bookings does not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average playing period of payers for durable virtual items or as consumed for consumable virtual items;

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Adjusted EBITDA does not include the impact of stock-based expense, acquisition-related transaction expenses, contingent consideration fair value adjustments, impairment of intangible assets, legal settlements and restructuring expense;

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Adjusted EBITDA does not reflect provisions for or benefits from income taxes and does not include other income (expense) net, which includes foreign exchange gains and losses, and interest income; and

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Adjusted EBITDA excludes depreciation and amortization of tangible and intangible assets. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future.

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP SECOND QUARTER 2018 GUIDANCE (UPDATED)

(In thousands, except per share data, unaudited)

Second Quarter 2018
Reconciliation of Revenue to Bookings
Revenue	$208,000
Change in deferred revenue	20,000
Bookings	$228,000

Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(15,000)
Provision for income taxes	6,000
Other income, net	(3,000)
Interest income	(1,000)
Depreciation and amortization	11,000
Stock-based compensation expense	18,000
Acquisition-related transaction expenses	2,000
Contingent consideration fair value adjustment	1,000
Adjusted EBITDA	$19,000

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